Exhibit 10.25

Execution Version

MASTER SERVICES AND LEASE AGREEMENT

This Master Services and Lease Agreement (this “MSLA”) is hereby entered into by Bit Digital HPC, Inc., a Delaware corporation (“Bit Digital”), and Boosteroid Inc, a Texas corporation (“Boosteroid”), and is effective as of October 9, 2024 (“MSLA Effective Date”). In this MSLA, Bit Digital and Boosteroid are each referred to as a “Party” or collectively as the “Parties”. Capitalized terms that are not defined in the body or exhibits of this MSLA have the meanings set forth in Exhibit A (Definitions).

1.	MSLA.

1.1	Purchase Orders. From time to time, Boosteroid may lease Equipment from Bit Digital by delivering to Bit Digital a purchase order substantially in the form of Exhibit B (each such purchase order, a “Purchase Order”). Each Purchase Order will describe the specifications and duration of the lease that Boosteroid will obtain from Bit Digital (the “Lease”).

1.2	Application of MSLA to Purchase Orders. When interpreting the terms of this MSLA with respect to a given Purchase Order, (a) references to “Lease” will be construed as references to the Lease described in the Purchase Order, and (b) references to a “Purchase Order” will refer to the terms of both the MSLA and the terms of this Purchase Order as applicable to the MSLA. If there is a conflict between the terms of a Purchase Order and this MSLA, this MSLA will control.

2.	LEASE; PURCHASE.

2.1	Equipment Lease. Upon execution by both Parties of a Purchase Order for the lease of Equipment, Boosteroid will thereby lease the Equipment described in such Purchase Order from Bit Digital subject to the terms and conditions of this MSLA and such Purchase Order. Subject to Section 16.3, Bit Digital shall not, during any Purchase Order Term, sell or lease the relevant Equipment to any other party.

2.2	True Lease; Net Lease. The Parties intend that the Lease under this MSLA in combination with a Purchase Order shall constitute a true lease under Applicable Law. Bit Digital shall retain title to the Equipment at all times during the Term of this Agreement. Other than as provided for in Section 2.7 below, Boosteroid acquires no ownership, title, property, right, equity, or interest in the Equipment other than its leasehold interest solely as lessee subject to all the terms and conditions of this MSLA and respective Purchase Order. The Lease hereunder is a net lease.

2.3	Pickup; Installation and Set-up. Bit Digital shall arrange for the pickup of the Equipment at a location so specified by Bit Digital in Taiwan or such other location communicated to Boosteroid in writing (“Pickup Location”). Boosteroid shall prompt, directly or indirectly, pickup such Equipment from the Pickup Location and handle all subsequent logistics, installation, and set-up of the Equipment to the locations specified in the respective Purchase Order. Boosteroid shall bear all risk of loss to the Equipment once picked up from the Pickup Location per this Section 2.3. Boosteroid shall make available all records and documentation related to the pickup and delivery logistics of the Equipment, and may not store or deliver the Equipment in or to any location other than those locations specified in the respective Purchase Order.

2.4	Security Interest. The Parties intend and agree that, if this MSLA and any related Purchase Order is recharacterized under Applicable Law as a secured financing or a lease intended for security, this MSLA and such related Purchase Order shall be deemed a security agreement and Section 2.1 hereof shall be deemed to grant Bit Digital by Boosteroid a lien on and first priority security interest in the Equipment and all proceeds thereof, to secure the payment of Boosteroid’s obligations under this MSLA and related Purchase Order. Each Party agrees to execute, acknowledge, deliver, file, and record, or cause to be executed, acknowledged, delivered, filed, and recorded such further documents (including without limitation UCC financing statements), and to do all such things and acts, necessary to ensure that such security interest would be a perfected first priority security interest under Applicable Law. Upon a sale of any or all of the Equipment by Bit Digital to Boosteroid, the security interests contemplated by this Section 2.4, if any, shall terminate automatically, and that Parties shall cooperate to remove any filings, documents, or other statements which provide Bit Digital with a property interest in the subject Equipment.

2.5	No Setoff; No Liens or Encumbrances. Boosteroid’s obligation to make any and all payments under this MSLA and any Purchase Order is absolute and unconditional and is not subject to any abatement, counterclaim, defense, deferment, interruption, recoupment, reduction, or setoff for any reason whatsoever. During the MSLA Term and any Purchase Order Term, Boosteroid may not pledge, hypothecate, encumber, or otherwise cause the Equipment to suffer any lien, other than per Section 2.4 herein, without the prior written consent of Bit Digital, which consent may be withheld in Bit Digital’s sole discretion. The Parties acknowledge that any breach of this Section 2.5 shall constitute a material breach of this MSLA.

2.6	No Sublease. Boosteroid shall not enter into any sublease of any Equipment without Bit Digital’s prior written consent, which consent may be withheld in Bit Digital’s sole discretion. No permitted sublease shall relieve Boosteroid of its obligations under this MSLA or any Purchase Order.

2.7	Equipment Purchase. Upon the fifth (5th) year anniversary of leasing any Equipment, Boosteroid shall have the option to purchase such Equipment for a nominal sum reflecting minimally sufficient consideration to affect a sale transaction of such Equipment; provided, that, (a) Boosteroid has not breached without cure this MSLA or any Purchase Order hereunder, (b) there is no dispute between the Parties and (c) such transaction would not violate any applicable law including, without limitation, any import or export, sanctions, or anti-money laundering law; provided, that, if such sale transaction is unlawful under applicable law, the Parties will cooperate using reasonable efforts to effect a transfer of such Equipment to the extent possible. If Boosteroid wishes to acquire any Equipment for which five (5) full years’ worth of leasing payments have yet to be made to Bit Digital, Boosteroid may purchase such Equipment for the price of such remaining unpaid lease payments up to the fifth (5th) year anniversary date. The Parties shall effect any sale of Equipment contemplated by this Section 2.7 by executing an equipment bill of sale in the form substantially attached hereto as Exhibit C (Equipment Bill of Sale).

2.8	Automatic Purchase. The Parties agree that, in the event that any Equipment is lost, stolen, or otherwise damaged or impaired in a manner such that repair costs would not be commercially reasonable, Boosteroid shall be deemed to have purchased such Equipment automatically with no further action needing to be taken by either Party. The purchase price of such automatic purchase shall be the remaining value attributable to that Equipment under the relevant Purchase Order in respect of the Lease Fee, as reasonably determined by Bit Digital, and shall be paid on a pro-rated basis according to the invoicing schedule as set forth under this Agreement and the relevant Purchase Order. For the avoidance of doubt, aside from the payments described in the previous sentence, no upfront or additional fee shall be charged in respect of such the automatic purchase desribed in this Section 2.8.

2.9	Equipment Access. The Parties agree that Boosteroid may refuse to permit any third-party with access to the Equipment in Boosteroid’s possession under this Agreement unless such third-party has been expressly authorized by Bit Digital to access such Equipment.

3.	FEES AND STATEMENTS.

3.1	Lease Fees. Boosteroid will pay Bit Digital fees to lease the Equipment as well as certain other fees, costs, and expenses, including Non-Purchase Price Costs, as specified in a Purchase Order (the “Lease Fees”). Lease Fees shall be paid in United States Dollars by wire transfer of immediately available funds in accordance with the wire instructions set forth in the applicable invoice.

3.2	Late Payments. If Boosteroid does not pay any amount payable to Bit Digital as invoiced under this MSLA and applicable Purchase Order within ten (10) business days of receipt of such invoice, Boosteroid shall pay to Bit Digital a late charge equal to the lower of (a) the maximum amount permitted under Applicable Law and (b) 1.5% of the amount outstanding per month, prorated for the number of days outstanding.

3.3	Invoices. Bit Digital will provide Boosteroid with monthly invoices in arrears of each month outlining the Lease Fees and any other fees, costs, and expenses charged to or paid to Boosteroid. Costs and expenses charged to Boosteroid may be netted from fees owed by Boosteroid to Bit Digital. All calculations made in the invoices shall be calculated in good faith by Bit Digital as specified in the applicable Purchase Order.

3.4	Taxes. The fees and expenses set forth herein do not include any foreign, federal, state or local sales, value added, use, withholding or other similar taxes, tariffs or duties, however designated, levied against the sale, licensing, delivery or use of the Services (“Taxes”). Each Party shall be responsible for its own Taxes; provided, that, Boosteroid shall be responsible for all Taxes related to the Lease; provided, further, that Boosteroid shall not be liable for any Taxes based on Bit Digital’s net income and ad valorem, personal and real property taxes imposed on Bit Digital’s owned or leased property.

4.	INTELLECTUAL PROPERTY.

4.1	License to Deliverables. Bit Digital hereby grants to Boosteroid during the MSLA Term and Purchase Order Term a worldwide, non-exclusive, non-transferable, and revocable license in and to use the Deliverables in connection with the Lease.

4.2	License to Bit Digital Background IP. Bit Digital shall retain ownership of all Intellectual Property Rights to any invention, work or other matter, including (a) Bit Digital know-how, processes, methodologies, user interface designs, architecture, class libraries, and documentation (both printed and electronic) existing as of the MSLA Effective Date, and (b) any derivatives, improvements, enhancements or extensions of the foregoing conceived, reduced to practice, or developed by Bit Digital during the term or in performance of this MSLA, or (c) that has been or is created, conceived or reduced to practice by Bit Digital prior to or independently of this MSLA but incorporated into or used with the Deliverables (the “Background IP”). For the avoidance of doubt: (a) Boosteroid shall not, or shall not authorize anyone, to sublicense, license, or resell Background IP.

4.3	Ownership, Licensing and Use of Bit Digital Data. Except as expressly otherwise provided herein, all Bit Digital Data provided to Boosteroid in connection with the Lease is the exclusive property of Bit Digital. Bit Digital hereby grants to Boosteroid a non-exclusive, revocable, and non- transferable, license to receive and use data to the extent necessary under this MSLA, provided, that, Boosteroid may not use and access Bit Digital Data for other purposes or provide Bit Digital Data to other third parties without informing and obtaining written consent from Bit Digital.

4.4	Non-Exclusivity. The Parties acknowledge and agree that the terms of this MSLA and any Purchase Order, the Lease, and the relationship between the Parties and their respective Affiliates, do not impose any obligations of exclusivity on either Party or its respective Affiliates.

5.	TERM AND TERMINATION RIGHTS.

5.1	Term. This MSLA commences on this MSLA Effective Date and, unless otherwise terminated pursuant to the terms of this MSLA, continues for a period of five (5) years (the “Initial Term”). This MSLA will automatically renew for successive one-year periods (each a “Renewal Term”) after the Initial Term and any subsequent Renewal Term, unless a Party provides the other Party written notice of its intent not to renew at least one hundred twenty (120) days prior to the expiration of the Initial Term or the then-current Renewal Term (the Initial Term together with all Renewal Terms, the “MSLA Term”).

5.2	Purchase Order Term. Each Purchase Order commences on the effective date set forth in the Purchase Order and, unless the Purchase Order is terminated, continues for the period of time set forth in the Purchase Order, or if no period of time is set forth, for the period of time coterminous with this MSLA (such period of time, the “Purchase Order Term”). If a Purchase Order Term continues beyond the expiration of the MSLA Term, the MSLA Term of this MSLA will be extended until such time that the Purchase Order expires or is terminated, solely with respect to the Lease and ancillary services provided under that Purchase Order. The termination of a specific Purchase Order will not terminate this MSLA or any other Purchase Order.

5.3	Termination for Cause. Each Party may terminate this MSLA or any Purchase Order (as the case may be) by providing written notice to the other Party if the other Party commits a material breach of this MSLA or the Purchase Order (as the case may be) that are (a) regulatory issues that are not capable of cure, or (b) is capable of cure but that the other Party fails to cure within thirty (30) days after receipt of written notice from the other Party of such breach.

5.4	Termination for Financial Insolvency. Each Party, at its sole discretion, may terminate this MSLA or a Purchase Order (as the case may be) by providing the other Party with written notice, if the other Party (a) becomes insolvent, undergoes a dissolution, or ceases its business operations, or any petition is filed or other steps are taken for its bankruptcy, liquidation, receivership, administration, examinership, dissolution, or other similar action, or (b) it commences negotiations or enters into an agreement with all or any class of its creditors in relation to any assignment for the benefit of such creditors, the rescheduling of any of its debts, and/or any compromise or other arrangement with any of its creditors.

5.5	Termination Due to a New Regulatory Requirement. If a Governmental Authority enacts or issues an Applicable Law that conflicts with any term of a Purchase Order (a “Regulatory Requirement”), Bit Digital, at its sole reasonable discretion, may modify or terminate such Purchase Order, to account for the economic or legal impact of such Regulatory Requirement.

5.6	Not Exclusive Remedy. Termination of this MSLA or any Purchase Order is not an exclusive remedy, and the exercise by any Party of any remedy under this MSLA or any Purchase Order will be without prejudice to any other remedy it may have under this MSLA, the Purchase Order, Applicable Law, or otherwise.

5.7	Effect of Termination. Termination or expiration of a Purchase Order will not affect a Party’s obligations or remedies under this MSLA. Upon any such termination or expiration, each Party shall immediately pay the other Party all amounts due and payable hereunder as of the effective date of termination or expiration. To the extent the Parties do not agree to renew this MSLA or Purchase Order, and no sale of the Equipment has been made by Bit Digital to Boosteroid, the Parties shall cooperate to enable Bit Digital to remove the Equipment from the Data Center locations at the sole cost of Boosteroid.

5.8	Early Termination Payment. Boosteroid may terminate a Purchase Order prior to its Purchase Order Term ending date by (a) providing Bit Digital with written notice of its intention to terminate the entire Purchase Order as of a specific date in the future (such date being no less than five (5) business days from the date of such written notice) and (b) paying to Bit Digital in United States Dollars an amount that is equal (i) the remaining amortized value of the Equipment in such Purchase Order plus (ii) eighty percent (80%) of the remaining amortized equivalent of the Lease Premium, as reasonably calculated by Bit Digital (such sum, the “Early Termination Payment”). Solely for illustrative purposes, in respect of a hypothetical Purchase Order terminated by Boosteroid pursuant to this Section 5.8 on the fourth (4th) year anniversary of the Purchase Order Date, if the aggregate Purchase Price was $100 and the Lease Value was $120, then the Early Termination Payment owed to Bit Digital for such early termination would be: $23.20, calculated as 0.2 * $100 + 0.8 * $4.

5.9	Survival. The following Sections and Exhibits will survive any expiration or termination of this MSLA or a Purchase Order: Section 1.1 (Purchase Orders), Section 1.2 (Application of MSLA to Purchase Orders), Section 2.2 (True Lease; Net Lease), Section 2.4 (Security Interest), Section 3.4 (Taxes), Section 4.2 (License to Bit Digital Background IP), Section 5.6 (Not Exclusive Remedy), Section 5.7 (Effect of Termination), Section 8 (Equipment Loss), Section 9 (Disclaimers; Limitation of Liability), Section 11 (Default), Section 12 (Return of Equipment), Section 13 (Indemnification), Section 14 (Confidentiality), Section 15 (General), and Exhibit A (Definitions) to this MSLA, in addition to any Sections and Exhibits that are otherwise designated as surviving.

6.	REPRESENTATIONS, WARRANTIES, AND COVENANTS.

6.1	Mutual. Each Party to this MSLA and a Purchase Order represents, warrants, and covenants that: (a) it has and will retain, the full right, power, and authority to enter into this MSLA or the Purchase Order; (b) it has been duly authorized to do so by all required governmental, corporate, or similar action; (c) when executed and delivered by such Party, this MSLA or the Purchase Order will be legally binding upon and enforceable against such Party, and this MSLA or the Purchase Order will not conflict with any agreement, instrument, or understanding, oral or written, to which such Party is a party or by which it may be bound; and (d) as of the date such Party executed this MSLA or the Purchase Order, there are no proceedings pending or, to its knowledge, threatened or reasonably anticipated that would challenge or that may have a material adverse effect on its performance under this MSLA or the Purchase Order. Each Party is duly organized, validly existing, and in good standing as a corporation or other entity as represented in this MSLA or the Purchase Order under the laws and regulations of its jurisdiction of incorporation, organization, or chartering.

6.2	Boosteroid. Boosteroid represents, warrants, and covenants that, during the MSLA Term and Purchase Order Term, that:

6.2.1	Boosteroid has delivered complete copies of its audited financial statements for its most recent fiscal year and any other financial information of it reasonably requested by Bit Digital, fairly presenting the financial condition and operations of Boosteroid’s business as of the dates such statements and information were prepared.

6.2.2	Boosteroid shall maintain an internal compliance program to ensure it and its Affiliates comply with all Applicable Laws including, without limitation, applicable national and international export control laws and regulations as well as the economic sanctions laws, regulations, embargoes, or restrictive measures administered, enacted, or enforced by the United States and relevant government authorities. Boosteroid shall ensure that the Equipment will not directly or indirectly be resold, exported, re-exported, or transferred to any person or entity prohibited or restricted by the applicable export control and sanctions laws including to such person or entity in China, Cuba, Iran, North Korea, Sudan, Syria, Russia, Belarus, the Donetsk region, Luhansk region and Crimea.

6.2.3	Boosteroid has and shall maintain in full force and effect all permits required to conduct its business and continue to conduct its business and to lease and use the Equipment in the manner contemplated by this MSLA and any relevant Purchase Order.

7.	BOOSTEROID COVENANTS

7.1	Markings. No marking of any kind shall be placed on any Equipment by Boosteroid except with the prior written consent of Bit Digital. Any such marking placed on the Equipment shall be removed at Boosteroid’s expense on or before the expiration or earlier termination of this MSLA or the relevant Purchase Order. Boosteroid shall, at its expense and to Bit Digital’s satisfaction, place and maintain on each unit of Equipment any identifying marks required by Bit Digital.

7.2	No Relocation. Boosteroid may not move Equipment from its location as specified in the relevant Purchase Order without Bit Digital’s prior written consent.

7.3	Personal Property. The Parties intend that the Equipment shall remain at all times personal property and not a fixture or improvement under Applicable Law, even if the Equipment, or any part thereof, may be or becomes affixed or attached to real property or any improvements.

7.4	Equipment Records. Boosteroid, at its own expense, shall maintain all records, logs, and other materials related to the Equipment (“Records”) using practices and with a degree of care, comprehensiveness, and accuracy consistent with industry best practices and in no event less than that degree of care as required by Applicable Law, and promptly furnish to Bit Digital such Records as may be requested by Bit Digital for any purpose. Boosteroid shall not operate or permit the operation of the Equipment in an unsafe or improper manner.

7.5	Access. Bit Digital’s employees, agents, and representatives shall have the right of access to Boosteroid’s operating locations, whether such location is owned by Boosteroid, to inspect the Equipment and Boosteroid’s Records on reasonable notice and during regular business hours and in accordance with any applicable rules and regulations of third parties (data center companies) in which premises the Equipment is located..

7.6	Monitoring. Boosteroid will provide access to Bit Digital to remotely monitor the Equipment and its performance as reasonably requested by Bit Digital, but in all cases including any and all control panels, access methods, and other features or metrics available to Boosteroid. Boosteroid shall enable Bit Digital to access a portal, platform, or other interface via an application program interface to enable the monitoring contemplated by this Section 7.6.

7.7	Maintenance and Mandatory Modifications.

7.7.1	Boosteroid, at its sole cost and expense and consistent with industry best practices for similar Equipment, shall maintain, service, and repair each unit of Equipment in compliance with any vendor or manufacturer specifications and Applicable Law, in serviceable and operable condition, free of broken, damaged, or missing parts, suitable for the commercial use originally intended. All maintenance, service, and repair of any unit of Equipment and any part thereof shall be done to standards and with parts of like kind and at least equal quality to items being maintained, serviced, or repealed.

7.7.2	If during the MSLA Term or Purchase Order Term hereof any part of any unit of Equipment is lost, stolen, damaged beyond repair, or otherwise permanently rendered unfit for use, Boosteroid, at its sole expense, shall promptly replace or cause to be replaced such part with one or more replacement parts. Boosteroid shall cause such unit of Equipment after the replacement to be in as good an operating condition as, and have a value, remaining useful life, and utility as least equal to the value, remaining useful life, and utility of the unit of Equipment before the replacement (assuming such unit to have been in the condition required by the terms of this MSLA and Purchase Order).

7.7.3	Boosteroid, at its sole expense, shall make any alternation or modification to any unit of Equipment including without limitation the replacement or addition of any component, that is required or supplied by Bit Digital or the manufacturer or necessary to comply with Applicable Law. Boosteroid shall notify Bit Digital promptly after learning that an alternation or modification is required by Applicable Law and, in any event, prior to making any such alteration or modification, seek Bit Digital’s prior written consent before making such alternation or modification.

7.7.4	If Boosteroid incorporates or installs any part in or attaches any part to a unit of Equipment, including without limitation any replacement or addition under Section 7.7.3, then immediately on any part becoming incorporated or installed in or attached to the unit, without further act or any cost to Bit Digital, such part is deemed part of the unit of Equipment to the same extent as though originally incorporated or installed in or attached to the unit, title to such part vests in Bit Digital, and such part becomes subject to this MSLA and Purchase Order. Boosteroid shall cause all parts to be free and clear of any lien or encumbrance.

8.	EQUIPMENT LOSS.

8.1	From receipt of any Equipment until return of such Equipment to Bit Digital, Boosteroid shall bear all risk of loss, damage, destruction, theft, taking, confiscation, or requisition, partial or complete, of or to use Equipment, however caused or occasioned (“Loss”). Boosteroid shall notify Bit Digital in writing within ten (10) days of learning of any such Loss.

8.2	If Bit Digital determines in its sole reasonable discretion that a Loss has materially impaired the Equipment affected or its use, Boosteroid shall pay, on Bit Digital’s demand (“Loss Payment Date”), all Lease Fees and other amounts due prior to the Loss Payment Date with respect to such Equipment, as reasonably determined by Bit Digital (collectively, “Loss Payment”). This MSLA and the relevant Purchase Order shall terminate in respect of any materially impaired Equipment on receipt by Bit Digital of the corresponding Loss Payment. Upon such receipt and termination, Bit Digital shall deliver to Boosteroid a duly executed quitclaim bill of sale. So long as no Event of Default shall have occurred and be continuing, Boosteroid shall be subrogated to all claims of Bit Digital, if any, against third parties, for material impairment of such Equipment to the extent of the replacement value of such Equipment, as reasonably determined by Bit Digital.

8.3	If Bit Digital determines in its sole discretion that a Loss has not materially impaired the Equipment affected or its use, this MSLA and relevant Purchase Order shall continue with respect to such Equipment as though no Loss had occurred. For the avoidance of doubt, there shall be no abatement of Lease Fees for any period in which a unit of Equipment is sent for repair or otherwise out of operation in connection with any maintenance, repairs, or mandatory modifications under this Section 8 or Section 7.7.

9.	DISCLAIMERS; LIMITATION OF LIABILITY.

9.1	Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS MSLA OR ANY PURCHASE ORDER, THE EQUIPMENT AND ANY COMPONENTS THEREOF, ANY UPDATES, THE DOCUMENTATION, THE DELIVERABLES, AND ANY OTHER MATERIALS PROVIDED IN THIS MSLA OR ANY PURCHASE ORDER, ARE PROVIDED “AS IS” AND “AS AVAILABLE.” EXCEPT AS EXPRESSLY SET FORTH IN THIS MSLA OR ANY PURCHASE ORDER, NEITHER PARTY TO THIS MSLA OR A PURCHASE ORDER MAKES ANY REPRESENTATIONS OR WARRANTIES, AND ALL OF THE PARTIES HEREBY EXPRESSLY DISCLAIM, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND IMPLIED WARRANTIES OF NON- INFRINGEMENT AND THOSE ARISING FROM THE COURSE OF DEALING OR PERFORMANCE, USAGE OR TRADE PRACTICES. IF THE EQUIPMENT IS NOT PROPERLY ASSEMBLED, INSTALLED, DOES NOT OPERATE AS REPRESENTED OR WARRANTED BY ANY SUPPLIER OR MANUFACTURER, OR IS UNSATISFACTORY FOR ANY REASON, REGARDLESS OF CAUSE OR CONSEQUENCE, BOOSTEROID’S ONLY REMEDY, IF ANY, SHALL BE AGAINST THE SUPPLIER OR MANUFACTURER OF THE EQUIPMENT AND NOT AGAINST BIT DIGITAL.

9.2	Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES. FURTHER, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY DAMAGES, IN THE AGGREGATE, SHALL NOT EXCEED AN AMOUNT EQUAL TO THE LEASE FEES PAID TO BOOSTEROID IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE OR SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANY OF THE FOREGOING, THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 9.2 SHALL NOT APPLY TO BOOSTEROID’S OBLIGATIONS UNDER SECTIONS 8, 10, 12, OR 13 OR TO EITHER PARTY’S DAMAGES ARISING FROM A BREACH OF SECTION 14.

10.	RESERVED

11.	DEFAULT

11.1	Each of the following events is an “Event of Default” under this MSLA and the relevant Purchase Order: (a) Boosteroid fails to pay any amount due and outstanding under this MSLA or relevant Purchase Order; (b) Boosteroid defaults in the observance or performance of any other term, covenant, or condition of this MSLA or relevant Purchase Order, on Boosteroid’s part to be observed or performed, and Boosteroid fails to remedy such default within thirty (30) days after notice by Bit Digital to Boosteroid of such default; (c) Boosteroid’s interest or any portion thereof in this Agreement devolves on or passes to any other party, whether by operation of law or otherwise; (d) Boosteroid (i) becomes insolvent, (ii) is generally unable to pay, or fails to pay, its debts as they become due, (iii) files, or has filed against it, a petition for voluntary or involuntary bankruptcy, (iv) makes or seeks to make a general assignment for the benefit of its creditors, or (v) applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property or business; (d) Boosteroid sells, transfers, or disposes of all or substantially all of its assets or the property of its business, or merges or consolidates with any other entity; or (e) any representation contained in Section 6 is untrue as and when made.

11.2	If an Event of Default occurs and is continuing, Bit Digital may, in its sole discretion, exercise one or more of the following remedies; (a) declare this MSLA and any relevant Purchase Order in default; (b) terminate this MSLA and relevant Purchase Order in whole or in part; (c) take possession of, or render unusable, any unit of Equipment wherever it may be located, without demand or notice, without any court order or other process of law, and without liability to Boosteroid for any damages occasioned by such action; (d) require Boosteroid to deliver any Equipment in the condition required under this MSLA and any relevant Purchase Order to a location designated by Bit Digital and, for each day that Boosteroid fails to return any Equipment, Bit Digital may demand an amount equal to the fees for such Equipment prorated on the basis of a thirty-day month, in effect immediately prior to such Event of Default; (e) proceed by court action to enforce performance by Boosteroid of this MSLA or to recover all damages and expenses incurred by Boosteroid by reason of any Event of Default; (f) sell any or all of the Equipment at public or private sale, with or without notice to Boosteroid or advertisement, or otherwise dispose of, hold, use, operate, lease to others, or keep idle such Equipment, and without any duty to account to Boosteroid for such action or inaction or for any proceeds with respect thereto, and apply the net proceeds thereof (after deducting all expenses, including legal fees and costs, incurred in connection therewith) to the amounts owed to Bit Digital under this MSLA and any relevant Purchase Order; provided, however, that Boosteroid shall remain liable to Bit Digital for any deficiency that remains after any sale or lease of such Equipment; and (g) exercise any other right or remedy available to Bit Digital at law, in equity, by statute, in any other agreement between the Parties, or otherwise.

11.3	Bit Digital’s Performance of Boosteroid’s Obligations. If Boosteroid is in default or an Event of Default has occurred and is continuing, Bit Digital may, in its sole discretion, on ten (10) days’ prior written notice, make any payment or perform any obligation on behalf of Boosteroid or take any action that Bit Digital in Bit Digital’s sole discretion deems necessary to maintain and preserve any or all units of Equipment and Bit Digital’s interests therein. Bit Digital’s payment, performance of such obligation, or taking of such action shall not be a waiver by Bit Digital of any default or Event of Default or a release of Boosteroid by Bit Digital. Boosteroid shall pay immediately on demand to Bit Digital all sums so paid by Bit Digital any expenses (including legal fees and costs) incurred by Bit Digital in connection with Bit Digital’s payment, performance of such obligation, or taking of such action.

12.	RETURN OF EQUIPMENT.

12.1	With respect to Equipment that is not sold, assigned, conveyed, or transferred to Boosteroid by Bit Digital pursuant to Section 2.7 above, if any, promptly following the expiration or termination of this MSLA or Purchase Order, as relevant, but in no event later than thirty (30) days after such expiration or termination (the “Return Date”), Boosteroid shall, at its sole expense and risk, return such Equipment to a location designated by Bit Digital in Bit Digital’s sole discretion (“Returned Equipment”).

12.2	Boosteroid shall cause any Returned Equipment under this MSLA and any relevant Purchase Order to be in at least as good condition as when picked up at the Pickup Location, including without limitation the removal of any marks that Boosteroid is permitted to apply to the Equipment under Section 7.1, complete with all parts, and in compliance with Applicable Law. The condition of all parts on the return of any Returned Equipment shall be at least as good as when the Returned Equipment was picked up at the Pickup Location. Any repairs to such parts necessary on return to restore them to a condition as good as when such Returned Equipment was picked up at the Pickup Location, and any replacement of such parts required on return by their unfitness for use or damage beyond repair, shall be at Boosteroid’s sole expense. Any repairs to any Returned Equipment on return because of damage to such Returned Equipment while in Boosteroid’s possession shall be at Boosteroid’s sole expense.

12.3	Upon the return of any Returned Equipment under this MSLA and any relevant Purchase Order, Boosteroid shall deliver or cause to be delivered to Bit Digital all records relating to the operation and maintenance of the Returned Equipment, including all maintenance records, logs, certificates, and date in Boosteroid’s possession or required to be maintained by Applicable Law.

12.4	Boosteroid shall, at its expense, with Bit Digital’s prior written request, which may be held at Bit Digital’s sole discretion, store any Returned Equipment under this MSLA and any relevant Purchase Order for a reasonable period either at the location for such Returned Equipment specified in the relevant Purchase Order or at another facility selected by Boosteroid and used as a location for the storage of similar equipment, in either case, subject to the prior written consent of Bit Digital. During the storage period, Boosteroid shall comply with all of the terms and conditions hereof, except for the obligation to make payments of Lease Fees.

12.5	If by the Return Date Boosteroid has not returned the Returned Equipment required to be returned pursuant to Section 12.1 herein in the condition required by and in accordance with the terms and conditions of this MSLA and any relevant Purchase Order, Boosteroid shall continue to comply with all the terms and conditions of this MSLA and relevant Purchase Order with respect to such Returned Equipment, including, without limitation, the obligation to pay Lease Fees on a prorated daily basis for each day from the Return Date for such Returned Equipment until the date on which Boosteroid returns such Returned Equipment to Bit Digital in the manner required under this MSLA and relevant Purchase Order (“Holdover Rent”). Nothing contained in this Section 12.5, including Boosteroid’s payment of Holdover Rent, shall (a) constitute a waiver of Boosteroid’s failure to perform any obligation under this MSLA and relevant Purchase Order; or (b) give Boosteroid the right to retain possession of any unit of Returned Equipment after the Return Date.

13.	INDEMNIFICATION.

13.1	Indemnification. Except as otherwise expressly provided hereunder, Boosteroid agrees to indemnify, defend, and hold harmless Bit Digital and its Affiliates, and their respective employees, officers, directors, advisors, counsel, and other representatives (collectively, the “Bit Digital Indemnified Parties”) from and against any and all losses, costs, expenses (including reasonable legal fees and expenses such as for attorneys, experts, and consultants, and reasonable out-of- pocket costs), damages, or liabilities suffered or incurred by any Bit Digital Indemnified Party in connection with: (a) Boosteroid’s material breach of this MSLA or Applicable Law; (b) Boosteroid’s breach of a third party’s Intellectual Property Rights in respect of its performance under this MSLA or any Purchase Order; or (c) Boosteroid’s fraud, gross negligence, or willful misconduct in the performance of obligations set forth in this MSLA.

13.2	Other Remedies. The remedies in this Section 13 are not exclusive and do not limit the remedies provided elsewhere in this MSLA, a Purchase Order, or under Applicable Law.

14.	CONFIDENTIALITY.

14.1	Definition of Confidential Information. A Party (each a “Disclosing Party”) may disclose information, directly or indirectly, to the other Party (each a “Receiving Party”), and such information will be deemed to be “Confidential Information” if when it is disclosed, regardless of the form or medium (whether in writing, verbally, electronically, or otherwise), it is designated as confidential by the Disclosing Party or reasonably should be understood as confidential. Confidential Information includes information such as a Party’s product designs, business affairs, vendors, trade secrets, third-party confidential information, product plans, software, Technology, financial information, marketing plans, business opportunities, pricing information, inventions, and know-how. All non-public Bit Digital Technology, Bit Digital Data, will be deemed to be Bit Digital’s Confidential Information. Notwithstanding the foregoing, general information about this MSLA may be shared by Bit Digital to the general public in the form of press releases or similar statements.

14.2	Use and Disclosure of Confidential Information. A Receiving Party will only use the Confidential Information of a Disclosing Party as required to perform its obligations and exercise its rights under this MSLA or a Purchase Order, and as set forth in Section 14.3. A Receiving Party will hold the Confidential Information it receives in strict confidence and take appropriate precautions to protect such Confidential Information (such precautions to include, at a minimum, all precautions such Receiving Party employs with respect to its own Confidential Information). A Receiving Party will not disclose the other Party’s Confidential Information to anyone other than to its Affiliates and its and their Representatives, subject to the following conditions: any such Affiliate or Representative who receives Confidential Information in accordance with the foregoing must (a) have a “need to know” such Confidential Information for the purposes of the Receiving Party exercising its rights or performing its obligations under this MSLA or a Purchase Order, and (b) be subject to confidentiality obligations that offer at least the same degree of protection as the confidentiality obligations set out in this MSLA or the Purchase Order (as the case may be). A Receiving Party making such disclosures will be liable for each such Affiliate’s or Representative’s retention, use, and disclosure of the Disclosing Party’s Confidential Information. A Receiving Party will treat all Confidential Information disclosed by a Disclosing Party, its Affiliates, and their respective Representatives who are disclosing Confidential Information on their behalf in connection with the Services, as the Disclosing Party’s own Confidential Information.

14.3	Disclosures to Governmental Authorities. A Receiving Party may disclose the existence of this MSLA or a Purchase Order and their respective key terms pursuant to a regulatory filing to a Governmental Authority. In addition, if a Governmental Authority or Applicable Law requires a Receiving Party to disclose the Confidential Information of a Disclosing Party, the Receiving Party will: (a) immediately notify the Disclosing Party after learning of the existence or likely existence of such requirement (unless prohibited by Applicable Law or otherwise subject to attorney-client privilege); (b) limit the scope of such disclosure to only the Confidential Information necessary to comply with the requirement; (c) make reasonable efforts to obtain confidential treatment of or protection by order of any Confidential Information; and (iv) permit, subject to Applicable Law, the Disclosing Party to seek a protective order or to otherwise challenge or limit the disclosure of the Confidential Information prior to the disclosure thereof.

14.4	Residuals. Notwithstanding anything to the contrary in this MSLA or any Purchase Orders regarding Confidential Information, neither the Bit Digital nor its Affiliates (including its employees, subcontractors, consultants, and agents) shall be prohibited or enjoined from utilizing general knowledge, skills and experience, concepts, know-how and techniques retained in the unaided memory of an individual and acquired as a result of such individual’s authorized access to Boosteroid’s Confidential Information during the course of the performance or receipt of the Services (“Residuals”).

14.5	Feedback. A Party or any one of its respective Affiliates may, but is not required to, provide the other Party or its Affiliates with suggestions, comments, ideas, or know-how, in any form, that are related to such Party’s or its Affiliates’ respective products, services, or Technology (“Feedback”). Any such Feedback will not be considered Confidential Information. Neither Party nor any of its Affiliates will have any obligation to provide compensation for any use of Feedback. Each Party hereby grants to the other Party, on such Party’s and its Affiliates’ behalf, and on behalf of its and their employees, contractors, and agents, a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, sublicensable (through multiple tiers) right and license to use, copy, incorporate, reduce to practice, and create derivative works from Feedback provided by such Party, its Affiliates, or its or their respective employees, contractors, or agents.

15.	RIGHT OF FIRST REFUSAL.

15.1	Right of First Refusal. During the MSLA Term (the “ROFR Period”), Boosteroid hereby grants to Bit Digital, in respect of the next five thousand (5,000) servers that Boosteroid leases (or the equivalent), directly or indirectly, through an affiliate or otherwise, following the MSLA Effective Date (excluding Equipment leased under the first Purchase Order under this MSLA), a right of first refusal to any lease of such servers (a “Covered Transaction”).

15.2	Boosteroid Offer Notice and Acceptance. During the ROFR Period, Boosteroid must first offer to Bit Digital to enter into the Covered Transaction by offering to Bit Digital the terms upon which Boosteroid would enter into such Covered Transaction (“Offer”). Bit Digital shall have fourteen (14) days to accept or reject such Offer. If Bit Digital accepts such Offer, the Parties shall enter into definitive documentation in respect of such Offer. If Bit Digital rejects such Offer, Boosteroid may make such Offer to a third party on term no less favorable to Boosteroid than in the Offer. If Boosteroid does not consummate a leasing arrangement with such third party on terms consistent with the prior sentence within sixty (60) days after the expiration of Bit Digital’s fourteen (14) day response period, Bit Digital’s right of first refusal shall be reinstated in full force an effect.

15.3	Third Party Offer Notice and Acceptance. During the ROFR Period, Boosteroid must, if it receives an offer to obtain a lease of servers from a third party (“Third Party Offer”), promptly submit such Third Party Offer to Bit Digital and cease negotiation or communication with such third party while Bit Digital reviews such Third Party Offer. Bit Digital shall have fourteen (14) days to evaluate such Third Party Offer, and accept or reject it. If Bit Digital accepts such Third Party Offer, the Parties shall enter into definitive documentation in respect of such Third Party Offer. If Bit Digital rejects such Third Party Offer, Boosteroid may accept such Third Party Offer with the third party on term no less favorable to Boosteroid than in the Third Party Offer. If Boosteroid does not consummate a leasing arrangement with such third party on terms consistent with the prior sentence within sixty (60) days after the expiration of Bit Digital’s fourteen (14) day response period, Bit Digital’s right of first refusal shall be reinstated in full force an effect.

15.4	New Offer Notice and Acceptance. To the extent Boosteroid wishes to enter into a Covered Transaction on terms different from an Offer or Third Party Offer presented to Bit Digital (a “New Offer”), it shall promptly provide such New Offer to Bit Digital, and Bit Digital shall have fourteen (14) days to evaluate such New Offer. If Bit Digital accepts such New Offer, the Parties shall enter into definitive documentation in respect of such New Offer. If Bit Digital rejects such New Offer, Boosteroid may execute a Covered Transaction with a third party on terms of the New Offer no less favorable to Boosteroid than in the New Offer. If Boosteroid does not consummate a leasing arrangement with a third party on terms consistent with the prior sentence within sixty (60) days after the expiration of Bit Digital’s fourteen (14) day response period, Bit Digital’s right of first refusal shall be reinstated in full force an effect.

16.	GENERAL.

16.1	Equipment Access Agreement. Bit Digital and Boosteroid shall entered into an Equipment Access Agreement with each Data Center in respect of any Equipment delivered to or located or operated within the Premises of such Data Center prior to execution of any respective Purchase Order unless such requirement is waived or delayed by Bit Digital in writing.

16.2	Governing Law; Jurisdiction; Venue. This MSLA and the Purchase Orders shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of State of New York. The Parties will make a good-faith effort to settle between themselves any claim, dispute, or controversy (each, a “Dispute”) arising out of or in connection with this MSLA or any Purchase Order. If any Dispute cannot be settled within thirty (30) days after notice of such Dispute is provided by one Party to the other Party, such Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The Parties further agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply, provided the amount in dispute does not exceed $75,000 at the time of the communication referred to in Article 1(3) of the Expedited Procedure Rules. Any arbitration or other action or proceeding brought under this MSLA shall be conducted in New York City, in English.

16.3	Assignment. This MSLA and the Purchase Orders will each bind and inure to the benefit of each of its respective Parties and their permitted successors and assigns. Boosteroid may not, in whole or in part, assign or novate this MSLA or the Purchase Order (as the case may be), without the prior written consent of the Bit Digital. Bit Digital may assign or novate this MSLA, in whole or in part, to (1) Bit Digital Affiliates or (2) banks or other capital providers in connection with a financing; provided, that, Bit Digital may not assign or novate this MSLA, in whole or in part, during the first year following the MSLA Effective Date without the prior written approval of Boosteroid. Bit Digital will notify Boosteroid before any such assignment/novation occurs. Except as expressly authorized under this Section 16.3, any attempt by Boosteroid to transfer or assign or novate this MSLA or any Purchase Order will be null and void.

16.4	Notices. Except as otherwise expressly set forth in this MSLA or a Purchase Order, any notice required under this MSLA or a Purchase Order will be in writing delivered to the applicable address below and will be deemed given: (a) upon receipt when delivered personally; (b) two (2) days (other than weekends or public holidays) after it is sent if sent by certified or registered mail (return receipt requested); (c) one (1) day (other than weekends or public holidays) after it is sent if by next day delivery by a major commercial delivery service; or (d) the next business day upon electronic delivery by email.

Bit Digital:	Boosteroid:

Bit Digital HPC, Inc.	Boosteroid Inc
33 Irving Place 2nd Floor	5900 Balcones Drive, STE 100
New York, NY 10003	Austin, TX, 78731
United States	USA
Email: erkeh@bit-digital.com	Email: legal@boosteroid.com

With a copy to (which copy shall not constitute notice): Pratin Vallabhaneni White & Case LLP 1221 Avenue of the Americas New York, NY 10020 prat.vallabhaneni@whitecase.com	With a copy to (which copy shall not constitute notice):

16.5	Amendments. No supplement, modification, or amendment of this MSLA or any Purchase Order will be binding unless executed in writing by a duly authorized signatory of each Party. A valid amendment of this MSLA will be deemed to automatically amend and will be binding upon each Party that is a signatory to a Purchase Order.

16.6	Waivers. No waiver will be implied from conduct or failure to enforce or exercise rights under this MSLA or any Purchase Order, nor will any waiver be effective, unless in writing signed by a duly authorized signatory on behalf of the Party claimed to have waived such rights.

16.7	Publicity. The Bit Digital may (a) publicly disclose that Boosteroid is a Boosteroid of Bit Digital under this MSLA and associated Purchase Orders, (b) generally describe the Lease in any such disclosure; and (c) use Boosteroid’s trademarks, service marks, and trade names in respect of such disclosure after Boosteroid’s prior approval of such use.

16.8	Compliance. From time to time during the Term, Bit Digital may request due diligence information from Boosteroid in order to analyze Boosteroid’s and Bit Digital’s compliance with Applicable Laws including, but not limited to, export controls, sanctions, and anti-money laundering laws. Boosteroid shall provide full and accurate information in response to such requests without material omission and represents and warrants by virtue of submission of such information as to the accuracy of such information. Bit Digital shall be able to rely on all such information provided to it by Boosteroid. Boosteroid’s failure to provide requested information shall be a material breach of this MSLA.

16.9	Entire Agreement. This MSLA (including all exhibits) is the complete and exclusive statement of the mutual understanding of the Parties and supersedes and cancels all previous written and oral agreements and communications, relating to the subject matter of this MSLA including, but not limited to, term sheets, non-disclosure agreements, pricing proposals, transaction overviews, pricing models, and the like. Each Purchase Order (including any exhibits and appendices) is the complete and exclusive statement of the mutual understanding of the Parties with respect to the Services provided thereunder and supersedes and cancels all previous written and oral agreements and communications, relating to the subject matter of the Purchase Order.

16.10	Independent Contractors. The Parties are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency created between the Parties. Unless otherwise specified herein, neither Party will have the right to create any obligation or duty, express or implied, on behalf of the other Party.

16.11	Non-Solicit. During the MSLA Term and for one year thereafter, Boosteroid will not, either directly or indirectly, on its own behalf or on behalf of its Affiliates or others, solicit, divert, hire away, or engage with, or attempt to solicit, divert, hire away or engage with any then-current employee or vendors, contractors, clients, or suppliers of the Bit Digital or its Affiliates. Notwithstanding the foregoing, it is understood that this non-solicitation provision shall not prohibit: (a) solicitation of any employee who contacts Boosteroid on his or her own initiative without any solicitation by or encouragement from Boosteroid; (b) generalized solicitations by advertising and the like which are not directed to specific employees of the Bit Digital; (c) solicitations of employees whose employment was previously terminated by the Bit Digital; (d) solicitations of employees who have terminated their employment with the Bit Digital without any prior solicitation by Boosteroid; or (e) with Bit Digital’s prior written consent, engagement with a Bit Digital vendor, contractor, client, or supplier.

16.12	Remedies. Unless expressly set forth otherwise in this MSLA or a Purchase Order, any and all remedies expressly conferred upon a Party are cumulative with and not exclusive of any other remedy conferred by this MSLA or the Purchase Order or by law on that Party, and the exercise of any one remedy does not preclude the exercise of any other available remedy.

16.13	Counterparts; Execution. This MSLA and each Purchase Order may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one agreement. This MSLA and each Purchase Order may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.

16.14	Severability. Any provision of this MSLA or a Purchase Order that is invalid, prohibited, or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

16.15	Third-Party Rights. Except as expressly set forth in this MSLA or a Purchase Order, only the Parties to this MSLA have any right to enforce any term of this MSLA.

16.16	Construction. Captions are for convenience only and do not constitute a limitation of the terms hereof. The singular includes the plural, and the plural includes the singular. References to “herein,” “hereunder,” “hereinabove,” or like words will refer to this MSLA or a Purchase Order as a whole and not to any particular section, subsection, or clause contained in this MSLA or the Purchase Order. The terms “include” and “including” are not limiting and are deemed to be followed by the words “without limitation”. Reference to any agreement or document includes any permitted modifications, supplements, amendments and replacements thereto. References to “day” refer to a calendar day, unless otherwise expressly stated. All references to “$” or “dollars” refer to United States Dollars.

[SIGNATURE PAGE FOLLOWS]

By signing below, each Party acknowledges that it has read, and agrees to, all the terms of this MSLA.

BIT DIGITAL HPC, INC.

Signature:	/s/ Erke Huang
Name:	Erke Huang
Title:	Chairman

BOOSTEROID INC

Signature:	/s/ Ivan Shvaichenko
Name:	Ivan Shvaichenko
Title:	CEO

Signature Page to MSLA

Exhibit A

DEFINITIONS

“Affiliate” means, with respect to a specified Entity, any other Entity that directly or indirectly controls, is controlled by, or is under common control with such specified Entity. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an Entity, whether through ownership of more than fifty percent (50%) of the stock or other equity interests entitled to vote for representation on its board of directors, or body performing similar functions, by contract, law or otherwise.

“Applicable Law” means, with respect to a specified Entity, each of the following, whether existing now or in the future, including any updates thereto, that are applicable to such Entity: (a) the rules, requirements, or operational and technical standards of any relevant self-regulatory organization having jurisdiction or oversight over the Services; and (b) all laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders, or determinations of, or mandatory written direction from or agreements with, any Governmental Authority, including trade control laws, export laws, sanctions regulations, statutes, or regulations, relating to stored value, money transmission, unclaimed property, payment processing, telecommunications, unfair or deceptive trade practices or acts, anti-corruption, export controls, trade compliance, anti-money laundering, terrorist financing, “know your Boosteroid,” privacy, or data security.

“Background IP” has the meaning set forth in Section 4.2 (License to Bit Digital Background IP) of this MSLA.

“Bit Digital” has the meaning set forth in the preamble of this MSLA.

“Bit Digital Data” means all data relating to Bit Digital and any other data as specified by Bit Digital in writing.

“Bit Digital Technology” means Technology that Bit Digital provides, makes available, or uses in connection with the Lease.

“Confidential Information” has the meaning set forth in Section 14.1 (Definition of Confidential Information) of this MSLA.

“Data Center” means an Entity that hosts Boosteroid operations in respect of Bit Digital Equipment. “Deliverables” means software, documents, data, and other materials delivered to Boosteroid by or on behalf of Bit Digital in the course of the Lease.

“Disclosing Party” has the meaning set forth in Section 14.1 (Definition of Confidential Information) of this MSLA.

“Entity” means an individual, corporation, firm, limited liability Bit Digital, partnership, joint venture, trust, unincorporated organization, estate, association, Governmental Authority, or other entity or organization, whether or not a legal entity.

“Equipment” means that equipment described in a Purchase Order as context requires.

“Equipment Access Agreement” means that certain Equipment Access Agreement by and among Bit Digital, Boosteroid, and a Data Center that hosts Boosteroid operations in respect of the Equipment that, among other items, grants Bit Digital access to the Equipment and obligates a respective Data Center to perform certain actions to ensure the safekeeping of the Equipment, in each case, as reasonably specified by Bit Digital.

Exhibit A

“Feedback” has the meaning set forth in Section 14.5 (Feedback) of this MSLA.

“Governmental Authority” means any duly authorized federal, national, supranational, intergovernmental, state, provincial, local, or other government, governmental, regulatory, or administrative authority, self-regulatory authority, governmental agency, bureau, office or commission, or any court, tribunal, or judicial or arbitral body, of competent jurisdiction.

“Boosteroid” has the meaning set forth in the preamble of this MSLA.

“Initial Term” has the meaning set forth in Section 5.1 (Term) of this MSLA.

“Intellectual Property Rights” means any and all right, title, and interest in and to any and all trade secrets, patents, copyrights, service marks, trademarks, know-how, inventions, techniques, processes, devices, discoveries or improvements, trade names, rights in trade dress and packaging, moral rights, and similar rights of any type, including any applications, continuations or other registrations with respect to any of the foregoing, under the laws or regulations of any foreign or domestic governmental, regulatory, or judicial authority.

“Lease Fees” has the meaning set forth in Section 3.1 (Lease Fees) of this MSLA.

“Lease” has the meaning set forth in Section 1.1 (Purchase Orders) of this MSLA.

“Lease Premium” means, for any Purchase Order, the Lease Value minus the aggregate Purchase Price of all Equipment under such Purchase Order.

“Lease Value” means the total value of a Purchase Order measured by fees to be paid to Bit Digital thereunder.

“MSLA Term” has the meaning set forth in Section 5.1 (Term) of this MSLA.

“Non-Purchase Price Costs” means those costs, including all out-of-pocket costs, other than the purchase price of the Equipment, that Bit Digital incurs in respect of the acquisition of the Equipment, including taxes, legal fees, and other transactional costs.

“Party” or “Parties” have the meaning set forth in the preamble of this MSLA.

“Premises” means that data center location at which Bit Digital provides services to Client.

“Purchase Price” means the price Bit Digital, or an affiliate, has paid for Equipment.

“Purchase Order” has the meaning set forth in Section 1.1 (Purchase Orders) of this MSLA.

“Purchase Order Term” has the meaning set forth in Section 5.2 (Purchase Order Term) of this MSLA.

“Receiving Party” has the meaning set forth in Section 14.1 (Definition of Confidential Information) of this MSLA.

“Renewal Term” has the meaning set forth in Section 5.1 (Term) of this MSLA.

“Representative” means, with respect to a specified Entity, any of its directors, officers, employees, agents, consultants, contractors, subcontractors, service providers, advisors, accountants, attorneys, or other representatives.

“Residuals” has the meaning set forth in Section 14.4 (Residuals) of this MSLA.

“Taxes” has the meaning set forth in Section 3.4 (Taxes) of this MSLA.

“Technology” means data processing platforms, application applications, technical integrations, or technology necessary for the Lease, and any updates or modifications to, and documentation (e.g., instructional materials) related to, any of the foregoing.

“UCC” means the Uniform Commercial Code as adopted in the State or New York or other jurisdiction as context requires.

Exhibit A

Exhibit B

Form of Purchase Order

Reference is made to that certain Master Services and Lease Agreement (“MSLA”) entered into by Bit Digital HPC, Inc., a Delaware corporation (“Bit Digital”), and Boosteroid Inc, a Texas corporation (“Boosteroid”), effective as of October 9, 2024. Capitalized but undefined terms in this Purchase Order have the meanings given to them in the MSLA.

Purchase Order No.:

Purchase Order Date:

Lease:

Equipment:

Installation and Set-up: Reference MSLA Date:

Lease Start Date:

Purchase Order Term:

Lease Fee:

Data Centers and Locations:

Maintenance Fees and Operating Costs:

Fleet Management Costs:

Shipping and Logistics Costs:

Data Center Costs:

[Signature Page Follows]

Exhibit B

By signing below, each party acknowledges that it has read, and agrees to, all the terms of this Purchase Order.

BIT DIGITAL HPC, INC.

Signature:

Name:	Erke Huang
Title:	Chairman

BOOSTEROID INC

Signature:

Name:	Ivan Shvaichenko
Title:	CEO

Exhibit B

Exhibit C

Equipment Bill of Sale

This Equipment Bill of Sale (this “Bill of Sale”) is hereby entered into by Bit Digital HPC, Inc., a Delaware corporation (“Seller”), in favor of Boosteroid Inc., a Texas corporation (“Buyer”), and is effective as of [DATE]. This Bill of Sale is made pursuant and subject to that certain Master Services and Lease Agreement (“Agreement”), dated as of October 9, 2024, by and between Seller and Buyer, to transfer the Sold Equipment, as hereinafter defined. Capitalized terms that are used but not defined in this Bill of Sale have the meaning set forth in the Agreement.

1. Conveyance. In consideration of the covenant and agreements set forth herein and in the Agreement and of the payment to Seller as agreed by the Parties of ten U.S. dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns, transfers, conveys, grants, bargains, and delivers to Buyer all of its right, title, and interest in and to the Sold Equipment described on Exhibit A attached to and made a part of this Bill of Sale (the “Sold Equipment”).

2. Representations and Warranties. SELLER AND BUYER AGREE THAT THE SOLD EQUIPMENT IS SOLD BY SELLER AND PURCHASED BY BUYER “AS IS, WHERE IS” AND WITH ALL FAULTS AND SELLER MAKES NO AND HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO THE SOLD EQUIPMENT, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF TITLE; OR (D) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE. BUYER ACKNOWLEDGES, BY ACCEPTING THIS BILL OF SALE, THAT BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER OR ANY OTHER PERSON ON SELLER’S BEHALF.

3. Further Assurances. Each Party shall, from time to time at the other Party’s commercially reasonable request, furnish to the other Party such further information or assurances; execute and deliver such additional documents and instruments; and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Bill of Sale and give effect to the transactions contemplated hereby.

4. Governing Law; Jurisdiction; Venue. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of State of New York. The Parties will make a good-faith effort to settle between themselves any claim, dispute, or controversy (each, a “Dispute”) arising out of or in connection with this Bill of Sale. If any Dispute cannot be settled within thirty (30) days after notice of such Dispute is provided by one Party to the other Party, such Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The Parties further agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply, provided the amount in dispute does not exceed $75,000 at the time of the communication referred to in Article 1(3) of the Expedited Procedure Rules. Any arbitration or other action or proceeding brought under this MSLA shall be conducted in New York City, in English.

5. Incorporation of Agreement. This Bill of Sale incorporates by reference all of the terms of the Agreement, as if each term was fully set forth herein, and in the event of conflict between the terms of the Agreement and the terms of this Bill of Sale, the terms of the Agreement govern and control.

6. Counterparts; Execution. This Bill of Sale may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one agreement. This Bill of Sale may also be executed by electronic signature, and the Parties agree that facsimile, digitally scanned or other electronic copies of signatures shall be valid and binding as originals.

[remainder of page intentionally left blank]

Exhibit C

By signing below, each Party acknowledges that it has read, and agrees to, all the terms of this MSLA.

BIT DIGITAL HPC, INC.

Signature:

Name:	Erke Huang
Title:	Chairman

BOOSTEROID INC

Signature:

Name:	Ivan Shvaichenko
Title:	CEO

Exhibit C

Exhibit A

DESCRIPTION OF THE SOLD EQUIPEMENT

Exhibit C